EXHIBIT 99.1
NEWS RELEASE

Contacts:	Commerce Energy Group, Inc.
Linda Ames Corporate Communications 714-259-2539 lames@CommerceEnergy.com

PondelWilkinson Inc. Robert Jaffe/Angie Chen 310-279-5980 rjaffe@pondel.com / achen@pondel.com
Commerce Energy Provides Update on ACN Arbitration
COSTA MESA, CA — May 16, 2007 — Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, said today that a panel of arbitrators has ruled in favor of American Communications Network, Inc. (ACN) on its breach of contract claim related to commissions owed to ACN sales agents under the sales agency agreement between ACN and Commerce Energy, Inc., a wholly owned subsidiary of Commerce Energy Group. The panel ruled that ACN is entitled to commissions payable to its sales agents under the contract accruing from and after its termination in February 2006. The hearing of this arbitration has been bifurcated into two phases: a determination of liability phase, which has now concluded, and a damages phase, which is scheduled to occur on July 9, 2007.
“While we disagree with the panel’s ruling, we are pleased to have this dispute drawing to a close,” said Steven S. Boss, chief executive officer. “As we put this chapter behind us, we look forward to Commerce Energy’s continuing growth and prosperity.”
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer care in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.
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